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                                                                    EXHIBIT 23.5

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated July 7, 1998 relating to the financial statements of the Lyondell Contributed Business and our report dated February 16, 1998, except as to the information presented in Note 18 which is as of March 20, 1998, relating to the financial statements of Equistar Chemicals, LP, which appear in the Current Report on Form 8-K of Occidental Petroleum Corporation dated May 15, 1998. We also consent to the reference to us under the heading of "Experts" in the Prospectus.


PRICEWATERHOUSECOOPERS LLP



Houston, Texas
December 18, 1998